Exhibit 10.2

Execution Version

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of September 11, 2025, is entered into by and among (i) Team, Inc., a Delaware corporation (the “Company”), (ii) Stellex Capital Management LLC (“Stellex” and, together with its Affiliates, including the Stellex Holder, Stellex III and Stellex III-A (each, as defined below), the “Investors”), and (iii) InspectionTech Holdings LP (the “Stellex Holder”).

RECITALS

WHEREAS, on September 11, 2025, the Company entered into that certain Securities Purchase Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) by and between the Company and the purchasers named in Schedule I thereto;

WHEREAS, on September 11, 2025, pursuant to terms of the Purchase Agreement, the Company issued to the Stellex Holder the Initial Preferred Equity Interests and the Initial Warrants;

WHEREAS, pursuant to the terms of the Purchase Agreement, the Company may in the future issue to the Stellex Holder the Delayed Draw Preferred Equity Interests and the Delayed Draw Warrants; and

WHEREAS, in connection with, and effective upon, the consummation of the transactions contemplated by the Purchase Agreement, the Company, Stellex and the Stellex Holder wish to set forth certain understandings among such parties.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Activist Investor” means, as of any date of determination, any Person who has been identified as an activist investor on the most-recently available “SharkWatch 50” list or, in the event that the “SharkWatch 50” list is no longer published, on a substantially similar reputable published list of the most prominent activist investors regularly relied on or cited to by industry associations, public authorities or proxy advisors in the context of activism activities, or any controlled Affiliate of such Persons.

“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person; provided, that for purposes of this Agreement, no Investor shall be considered an Affiliate of the Company or of any Affiliate of the Company.

“Affiliated Person” has the meaning set forth in Section 3.3 of this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Atlantic Park Warrants” means those certain warrants to purchase in the aggregate of up to 500,000 shares of Common Stock by APSC Holdco II, L.P. governed by that certain second amended and restated common stock purchase warrant, dated as of December 8, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), upon the terms and conditions set forth therein.

A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own” any shares of Common Stock that such Person or any of such Person’s affiliates (as defined in Rule 12b-2 under the Exchange Act) or associates (as defined in Rule 12b-2 under the Exchange Act) is deemed to “beneficially own” (as determined in accordance with Rule 13d-3 of the Exchange Act, but without giving effect to the words “within 60 days” in Rule 13d-3(d)(1)(i) and any exercise or conversion limitation or “blocker” contained within the terms of any security exercisable or exchangeable for, or convertible into, Common Stock), together with any Common Stock so beneficially owned by any other persons whose beneficial ownership would be aggregated with such Person for purposes of Section 13(d) of the Exchange Act.

“Board” means the Company’s Board of Directors.

“Board Confidentiality Policy” means the confidentiality policy applicable to the Board (as amended, amended and restated, modified and/or supplemented from time to time).

“Board Observer” has the meaning set forth in Section 2.1(a) of this Agreement.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York, New York generally are closed as a result of federal, state or local holiday.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Company’s common stock, $0.30 par value per share.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Competitor” means (i) any Person that directly engages in business activities that compete with those material business activities engaged in by the Company identified in writing on that certain list delivered by the Company to Stellex on or prior to the date hereof (as such list may be updated from time to time in accordance with this paragraph as described below, the “Competitor List”), (ii) any Affiliate of any Person described in clause (i) above that is reasonably identifiable as an Affiliate of such Person solely on the basis of such Affiliate’s name, and (iii) any other Affiliate of any Person described in clause (i) above that is identified from time to time in a written notice by the Company to Stellex as described below; provided that no private equity or similar investment fund (including the Investors) shall be deemed to engage in business activities that compete with those engaged in by the Company solely by virtue of any such fund’s ownership or Control of portfolio companies or individual investments as long as no information regarding the Company obtained by such Person in such Person’s role as a Board Observer or an Investor Director is shared with such portfolio company or investment or any individual serving as a director, officer or any similar role with any such portfolio company or other investment; provided further, that, following the date hereof, (a) the Competitor List may be updated by the Company from time to time after consultation with Stellex to add one or more additional Persons that directly engages in business activities that compete with those material business activities engaged in by the Company, and (b) no such update shall apply retroactively.

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Corporate Governance and Nominating Committee” means the Corporate Governance and Nominating Committee of the Board.

“Delayed Draw Preferred Equity Interests” means any delayed draw issuances of preferred equity interests pursuant to the Purchase Agreement.

“Delayed Draw Warrants” means warrants to purchase additional shares of Common Stock upon the terms and conditions set forth in one or more common stock purchase warrants, issuable on or after the date hereof pursuant to the terms of the Purchase Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Indemnitees” has the meaning set forth in Section 6.2(a) of this Agreement.

“Initial Preferred Equity Interests” means the preferred equity interests (and, for the avoidance of doubt, not including any delayed draw issuances of preferred equity interests) issued to the Stellex Holder on or about the date hereof pursuant to the Purchase Agreement.

“Initial Warrants” means, collectively, (i) warrants to purchase in the aggregate up to 982,371 shares of Common Stock upon the terms and conditions set forth in that certain common stock purchase warrant, dated as of September 11, 2025 and (ii) warrants to purchase in the aggregate up to 470,889 shares of Common Stock upon the terms and conditions set forth in that certain common stock purchase warrant, dated as of September 11, 2025, in each case issued pursuant to the Purchase Agreement.

“Investor Director” has the meaning set forth in Section 2.2(a) of this Agreement.

“Investor Representative” means Stellex.

“Investors” have the meaning set forth in the preamble to this Agreement.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law, rule or regulation) necessary to cause such result, including, to the extent applicable, (i) including each Investor Director in the Board’s slate of nominees to the stockholders for each election of the class of directors in which each Investor Director is placed, (ii) including each Investor Director in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of the class of directors in which each Investor Director is placed, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Board with respect to the election of the class of directors in which each Investor Director is placed (and recommending the shareholders of the Company vote in favor of such Investor Director’s election at all times), (iii) not nominating any candidate for the slate of nominees for each election of the class of directors in which each Investor Director is placed in opposition to the election of each Investor Director, (iv) seeking the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company if necessary, (v) executing necessary agreements and instruments, and (vi) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Observation Period” has the meaning set forth Section 2.1(a) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Preferred Equity Certificate of Designation” means that certain Certificate of Designation of Series B Preferred Stock of Team, Inc. governing the Preferred Equity Interests (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Preferred Equity Interests” means, collectively, preferred equity interests (including the Initial Preferred Equity Interests and any subsequent Delayed Draw Preferred Equity Interests) issued pursuant to the Purchase Agreement.

“Preferred Equity Threshold Amount” has the meaning set forth in Section 2.2(a) of this Agreement.

“Proceeding” means any suit, action or proceeding based upon or arising out of this Agreement.

“Prohibited Institutions” means (i) any Company Competitor identified in writing on that certain list delivered by the Company to Stellex on or prior to the date hereof (as such list may be updated from time to time in accordance with this paragraph as described below, the “Prohibited List”), (ii) any Affiliate of any Person described in clause (i) above that is reasonably identifiable as an Affiliate of such Person solely on the basis of such Affiliate’s name, and (iii) any other Affiliate of any Person described in clause (i) above that is identified from time to time in a written notice by the Company to Stellex as described below; provided, that, following the date hereof, (a) the Prohibited List may be updated by the Company from time to time after consultation and with the consent of Stellex (such consent not to be unreasonably withheld, conditioned or delayed) to add one or more additional Persons (provided that such additional

Persons may only be added to the Prohibited List if they constitute a Company Competitor or an Affiliate of a Company Competitor), and (b) no such update shall apply retroactively.

“Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Qualification Requirements” have the meaning set forth in Section 2.2(b) of this Agreement.

“Related Fund” means, with respect to any Person, any investment fund, entities or accounts controlled, managed, advised or subadvised by such Person or a wholly-owned Affiliate of such Person.

“Selected Courts” have the meaning set forth in Section 6.4 of this Agreement.

“Stellex” has the meaning set forth in the preamble to this Agreement.

“Stellex Holder” has the meaning set forth in the preamble to this Agreement.

“Stellex NDA” means that certain Confidentiality Agreement dated December 5, 2024 between the Company and Stellex.

“Warrants” means, collectively, the Initial Warrants and the Delayed Draw Warrants.

“Warrants Threshold Amount” has the meaning set forth in Section 2.2(a) of this Agreement.

Section 1.2 Rules of Construction. Unless the context otherwise requires:

(a) References in the singular or to “him,” “her,” “it,” “itself” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(b) References to Articles and Sections shall refer to articles and sections of this Agreement, unless otherwise specified;

(c) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(d) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted; and

(e) References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.

ARTICLE II

GOVERNANCE MATTERS

Section 2.1 Board Observation Rights.

(a) For the period (the “Observation Period”) beginning on the date hereof and continuing for so long as the Investors have the right to appoint at least one (1) director to the Board pursuant to Section 2.2 of this Agreement, the Investor Representative, acting on behalf of the Investors, shall have the right to appoint, by written notice to the Company, one individual representative (the “Board Observer”) to attend (but not record) and participate in all meetings of the Board in a non-voting observer capacity and, except as set forth herein, receive all deliverables provided to the Board. Notwithstanding anything herein to the contrary, an individual may not be a Board Observer if such individual is an employee or director of a Company Competitor.

(b) During the Observation Period, the Company shall give the Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which the Company provides to the Board (whether in connection with meetings of the Board or otherwise, and at the same time as such materials are provided to the Board); provided, that Stellex confirms hereby that (i) the Board Observer is a “Representative” under the Stellex NDA, and (ii) Stellex has informed the Board Observer of the confidential nature of, and directed the Board Observer to treat confidentiality, any confidential information received in its capacity as the Board Observer in accordance with the terms of the Stellex NDA.

(c) It is acknowledged that, as of the date hereof, Olivia Zhao serves as the Investor Representative’s Board Observer. The Investor Representative, acting on behalf of the Investors, may remove or change the individual serving as the Board Observer for any reason, with or without cause. If for any reason, the individual serving as the Board Observer is removed or otherwise ceases to serve as the Board Observer, the Investor Representative, acting on behalf of the Investors, may, by written notice to the Company and in accordance with Section 2.1(a), appoint a replacement Board Observer during any Observation Period.

(d) The Board Observer may at any time elect, solely in his or her discretion and upon written notice to the Company, to cease attending meetings of the Board and receiving any deliverables provided to the Board. Such election may be revoked by the Board Observer (and the Board Observer shall have the right to attend meetings of the Board and receive deliverables provided to the Board, including any deliverables provided to the Board during the period of time in which the Board Observer elected to cease attending meetings and receiving deliverables provided to the Board, in accordance with the terms of the Agreement, as if such election were not made) at any time upon written notice to the Company.

Section 2.2 Board Nomination Rights.

(a) Subject to the immediately following sentence and applicable law, the Company shall, upon written request by the Investor Representative, take all Necessary Action, subject to the following provisos, (i) to cause one (1) member of the Board to consist of the nominee designated in writing by the Investor Representative, acting on behalf of Stellex Capital Partners III LP (“Stellex III”), and (ii) to cause one (1) member of the Board to consist of the nominee designated in writing by the Investor Representative, acting on behalf of Stellex Capital Partners III-A LP (“Stellex III-A”), hereunder (each such director appointed in accordance with this sentence, an “Investor Director”), subject to the Qualification Requirements, in each case no later than seven (7) Business Days following receipt by the Company of all information reasonably requested by the Company from the Investor Representative and such applicable nominee. Upon the Investors collectively ceasing to Beneficially Own (i) more than 50% of the aggregate Warrants (including, for the avoidance of doubt, the Initial Warrants and any Delayed Draw Warrants) and Common Stock issued upon exercise of such Warrants issued to the Investors pursuant to the Purchase Agreement (the “Warrants Threshold Amount”), the number of Investor Directors that the Investors are entitled to shall be reduced by one, and (ii) any of the Preferred Equity Interests issued to the Investors pursuant to the Purchase Agreement (the “Preferred Equity Threshold Amount”), the number of Investor Directors that the Investors are entitled to shall be reduced by one. For the avoidance of doubt, (i) at any time that the Investors are entitled to nominate only one (1) Investor Director due to the foregoing reductions, such Investor Director shall be the nominee designated by the Investor Representative, acting on behalf of Stellex III-A, and (ii) upon the Investors collectively ceasing to hold the Warrants Threshold Amount and ceasing to hold the Preferred Equity Threshold Amount, the Investors shall no longer be entitled to any Investor Directors.

(b) Notwithstanding anything to the contrary in this Section 2.2, the Corporate Governance and Nominating Committee may choose not to nominate or appoint each Investor Director, as the case may be, if the election or appointment of such candidate to the Board would result in the Company failing to comply with any rule or regulation of the Commission or any national securities exchange on which the Company’s Common Stock is listed or admitted to trading or any other applicable law, rule or regulation, and if the Corporate Governance and Nominating Committee so chooses not to nominate or appoint such Investor Director, then in the case of an election of a candidate to the Board, the Investor Representative may designate in writing a replacement director nominee until each Investor Director that is a suitable candidate, as determined by the Corporate Governance and Nominating Committee, is nominated. The Corporate Governance and Nominating Committee shall take all Necessary Action to ensure that the Investor Representative is able to designate each Investor Director pursuant to this Section 2.2, subject to the Qualification Requirements. A nominee shall not be eligible to serve as an Investor Director if such nominee (A) does not satisfy the skill and experience qualifications for service as a director of the Company applicable to all directors of the Company (it being understood that any determination that a nominee Investor Director does not satisfy such qualifications must be made by a majority of the full Board (excluding any director that has recused himself or herself) in good faith), (B) is prohibited from serving as an independent director pursuant to any applicable law (including, without limitation, the Exchange Act and the Clayton Antitrust Act of 1914, as amended) or rule or regulation of the Commission or any national securities exchange on which the Company’s Common Stock is listed or admitted to trading, (C) is an employee or director of a Company Competitor or (D) does not irrevocably agree in writing, in a form reasonably acceptable to both the Investor Representative and the Company, subject to applicable law, to immediately resign from the Board in the event that (1) such Investor Director receives written notice from the Investor Representative requesting on behalf of either Stellex III or Stellex III-A, as applicable, that such Investor Director resign from the Board (including a request after the Investors collectively cease to hold the Warrants Threshold Amount or the Preferred Equity Threshold Amount, as applicable), or (2) the conditions specified in Section 2.2(d) shall have occurred (the conditions set forth in sub-sections (A) through (D) collectively, the “Qualification Requirements”). For the avoidance of doubt, as of the date of this Agreement, the Warrants Threshold Amount and the Preferred Equity Threshold Amount are each satisfied, the Investors are entitled to a total of two (2) Investor Directors pursuant to this Section 2.2.

(c) Subject to the other provisions of this Section 2.2, each Investor Director designated by the Investor Representative and elected as a member of the Board shall serve as an Investor Director until the expiration of his or her term of office, and in such case the Investor Representative, acting on behalf of the Investors, may designate a successor Investor Director in accordance with this Section 2.2 upon prompt written notice to the Company at least ninety (90) calendar days prior to the one-year anniversary of the filing of the proxy statement in connection with the annual meeting of the stockholders of the Company immediately preceding the annual meeting for the election of the class of directors in which such Investor Director is placed.

(d) In the event that an Investor Director fails to satisfy sub-sections (B) or (C) of the Qualification Requirements, or the number of Investor Directors is reduced by one as a result of a failure to maintain the Warrants Threshold Amount or Preferred Equity Threshold Amount, the Investors agree, promptly upon (and in any event within five (5) Business Days following) receipt of a written request from the Company, to cause either such Investor Director who at any given time is disqualified from serving on the Board pursuant to this Section 2.2(d), or an Investor Director as designated by the Investor, as applicable, to resign from the Board effective immediately or to cause such Investor Director to be removed from the Board in accordance with Section 2.2(e).

(e) In the event of (i) the resignation, death or removal (including removal for cause) of any Investor Director from the Board (including pursuant to Section 2.2(d)), (ii) an Investor Director ceasing to be a member of the Board at any time and for any reason or (iii) the creation of a vacancy on the Board as a result of an increase in the size of the Board in compliance with the terms of this Agreement and the Company’s Bylaws, the Investor Representative, acting on behalf of the Investors, shall have the right but not the obligation, such determination to be made in the sole discretion of the Investor Representative and subject to the other provisions of this Section 2.2, to designate in writing a successor Investor Director (or new Investor Director, as applicable) to the Board to fill the resulting vacancy on the Board, subject to the Qualification Requirements. In the event that the Investor Representative chooses not to designate in writing an Investor Director to fill any such resulting vacancy on the Board in accordance with the terms and conditions herein, the resulting vacancy shall remain until the Investor Representative designates a successor Investor Director in accordance with this Section 2.2.

(f) Each Investor Director shall be entitled to serve on each committee of the Board that such Investor Director is permitted to serve on pursuant to the applicable rules and regulations of the Commission and any national securities exchange on which the Company’s Common Stock is listed or admitted to trading (other than with respect to matters in which the Investor or such Investor Director has a conflict of interest).

(g) For so long as the Investors are entitled to at least one Investor Director, the Company shall not increase the size of the Board without the prior written consent of the Investors.

Section 2.3 Governance Obligations. The Investors shall cause each Investor Director to provide to the Company, prior to nomination and appointment and on an on-going basis while serving as a member of the Board, such information and materials, including completed director and officer questionnaires, as the Company routinely receives from other non-executive members of the Board or as is required to be disclosed in proxy statements under applicable law, rule or regulation or as is otherwise reasonably requested by the Company from time to time from all non-executive members of the Board in connection with the governance, legal, regulatory, auditor or national securities exchange requirements of the Company. Each Investor Director shall be subject to all codes of conduct and policies generally applicable to non-executive members of the Board (including, without limitation, the Board Confidentiality Policy), provided that such Investor Director shall not be subject to any code of conduct or other confidentiality policies that are more onerous on such Investor Director than those imposed on each other non-executive member of the Board.

Section 2.4 Reimbursement of Investor Director Expenses. The Company shall reimburse each Investor Director for all reasonable and documented out-of-pocket expenses incurred in connection with such Investor Director’s participation in the meetings of the Board, including all reasonable and documented travel, lodging and meal expenses, consistent with the Company’s expense reimbursement policies that apply to other non-executive directors serving on the Board.

Section 2.5 D&O Insurance; Compensation. Without limiting the rights of the Investor Directors under the Certificate of Incorporation and Bylaws of the Company as in effect from time to time and under applicable law, each Investor Director shall be covered as an insured by the Company’s directors’ and officers’ indemnity insurance coverage on customary terms that are at least as favorable to the Investor Directors as the terms of the coverage for other non-executive directors, and the Company shall maintain in full force and effect directors’ and officers’ liability insurance in reasonable amounts from established and reputable insurers to the same extent it indemnifies and provides insurance for each of the other non-executive directors of the Board. An Investor Director shall be entitled to any cash or equity compensation and/or indemnification (including by entry into any indemnification agreement) available to the other non-executive directors of the Board; provided, that, except as otherwise contemplated by Section 2.4 and this Section 2.5, any Investor Director that is an employee of the Investor will not receive any cash or equity compensation in connection with such Investor Director’s service on the Board. Each Investor Director shall be an express third-party beneficiary of this Section 2.5.

ARTICLE III

TRANSACTION RESTRICTIONS

Section 3.1 Transfer Restrictions. The Investors shall not transfer any portion of the Preferred Equity Interests or Warrants (or any Common Stock issued upon exercise of such Warrants) prior to September 11, 2026, other than to Affiliates or Related Funds of the Investor. Thereafter, subject to applicable law (a) the Preferred Equity Interests will be transferrable (i) to

Affiliates and Related Funds of the Investor without the prior written consent of the Company and (ii) to any Person with the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed, other than to Company Competitors; provided, that, such prohibition on transfer to Company Competitors shall only apply so long as there has been no Default or Trigger Event (each as defined in the Preferred Equity Certificate of Designation), and (b) the Warrants (and any Common Stock issued upon exercise of such Warrants) will be transferable to any Person without the prior written consent of the Company, other than to Company Competitors, Activist Investors, and private equity or similar investment funds that Control a Company Competitor.

Section 3.2 Competing Interests. For as long as the Investors (x) are entitled to any Investor Directors, (y) Beneficially Owns any Preferred Equity Interests or (z) Beneficially Owns more than 5% of the Common Stock of the Company (with Warrants counted on as-if-converted basis), the Investors shall not participate in any change of control transactions or direct equity, equity-linked or debt investments in any Prohibited Institution.

Section 3.3 Other Prohibited Transactions. Prior to March 11, 2026, the Investors shall not (a) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with any Beneficial Owner of 10% of the Common Stock of the Company (with Warrants counted on as-if-converted basis) (an “Affiliated Person”) or (b) purchase any shares of Common Stock (or equity linked securities) of the Company from an Affiliated Person other than through open-market purchases or the acquisition of the Atlantic Park Warrants.

ARTICLE IV

COMPANY COVENANTS

Section 4.1 Negative Covenant. For so long as the Stellex Holder or its Affiliates holds any Warrants, the Company shall not, without the prior written consent of the Investors, (a) make any tax election that would have a disproportionate and material adverse impact on the holders of the Warrants without the consent of Stellex (such consent not to be unreasonably withheld, conditioned or delayed), (b) amend, alter or repeal any provision of the Company’s Amended and Restated Certificate of Incorporation or the Company’s Bylaws (each as amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified, in whole or in part, up to the date hereof) or any similar document of the Company in a manner, in each case, that adversely and disproportionately affects the rights of the holders of the Warrants, or (c) purchase or redeem or pay any cash dividend on any capital stock of the Company other than on a pro rata basis to all Common Stock holders (including in respect of the Warrants in the case of repurchases) or pursuant to the cashless exercise of options, warrants or other rights to acquire Equity Interests (as defined in the Preferred Equity Certificate of Designation).

ARTICLE V

TERMINATION

Section 5.1 Termination. This Agreement shall terminate upon the earlier of (a) the date on which the Investors collectively cease to Beneficially Own any Preferred Equity Interests or Warrants and (b) written agreement of the parties hereto to terminate this Agreement;

provided, however, that the termination of this Agreement shall not relieve any party hereto with respect to any liability for breach of this Agreement prior to such termination.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Reimbursement of Investor Expenses.

(a) The Company shall reimburse the Investors for all reasonable and documented out-of-pocket expenses incurred by the Investors in connection with the enforcement of their rights under the Preferred Equity Certificate of Designation and the Purchase Agreement, in each case in respect of the Preferred Equity Interests.

(b) As Stellex will incur out-of-pocket expenses in support of the Company’s value creation and transformation plan, if incurred with the Company’s prior written approval, the Company shall reimburse Stellex for such out-of-pocket expenses.

Section 6.2 Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, the Investors, their officers and directors and agents and each Person who Controls the Investors (collectively, “Indemnitees”) in respect of any losses, claims, damages, liabilities and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) actually incurred by such Indemnitees as a result of any third party claim brought or made against such Indemnitee(s) by any stockholder, lender or other contractual counterparty of the Company arising out of the Stellex Holder’s purchase of the Preferred Equity Interests pursuant to the Purchase Agreement, and, for the avoidance of doubt, excluding any claim asserted by the Company, any claim asserted by any Indemnitee against any other Indemnitee or any claim arising out of any breach by the Investors of the Purchase Agreement or as a result of the Investors’ fraud, gross negligence or intentional misconduct.

(b) Any Person entitled to indemnification herein shall (i) give prompt written notice to the Company of any claim with respect to which it seeks indemnification (provided, however, that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the Company) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified party and the Company may exist with respect to such claim, permit the Company to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the Company shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). If the Company is not entitled to, or elects not to, assume the defense of a claim, the Company shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by the Company with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. The Company shall not, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the Company pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(c) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company also agrees to make such provisions as are reasonably requested by any indemnified party for contribution (pursuant to Section 6.2(d)) to such party in the event indemnification is unavailable for any reason.

(d) If the indemnification provided under Section 6.2 hereof from the Company is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the Company, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the Company and the indemnified party, as well as any other relevant equitable considerations. The amount paid or payable by the Company as a result of the losses claims, damages or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 6.2(b) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.2(d) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 6.2(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution pursuant to this Section 6.2(d) from any Person who was not guilty of such fraudulent misrepresentation.

Section 6.3 Notices. Any notice or other communication provided for or permitted to be given pursuant to this Agreement by a party hereto to any other party hereto must be in writing and is duly given (a) one (1) Business Day after being deposited with a nationally recognized overnight delivery service company that tracks deliveries, addressed to such other party, with overnight service guaranteed, all charges paid and proof of receipt requested, (b) when delivered in person to such other party or (c) when sent via email, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such email is sent after 5:00 p.m., New York time on a business day, such notice will be deemed received on the next business day. In each case the notice or communication should be addressed as follows:

(a) If to the Investors:

Stellex Capital Management LLC

900 Third Avenue, 25th Floor

New York, NY 10022

Attention: Olivia Zhao and Tom Cassidy

E-mail: ozhao@stellexcapital.com and tcassidy@stellexcapital.com with a copy to (which shall not constitute notice):

Latham & Watkins, LLP

1271 Avenue of Americas

New York, NY 10020

Attention: Peter Sluka and Andrew Blumenthal

E-mail: peter.sluka@lw.com and andrew.blumenthal@lw.com

(b) If to the Company:

Team, Inc.

13131 Dairy Ashford Rd., Suite 600

Sugar Land, TX 77478

Attention: James C. Webster

Email: james.webster@teaminc.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main St.

Houston, TX 77002

Attention: Matthew R. Pacey; Billy Vranish

Email: matt.pacey@kirkland.com; billy.vranish@kirkland.com

Section 6.4 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice-of-law principles that would require the application of the laws of any other jurisdiction. Each party hereto hereby irrevocably and unconditionally (a) submits, for itself and its properties, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) with respect to any Proceeding, and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or the Investors at their addresses referred to in Section 6.3; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND

BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 6.5 Assignment; Entire Agreement; Amendments; Waivers. No party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided, however, that an Investor may assign any of its rights hereunder to any of its Affiliates and Related Funds; provided further, that the Company’s consent to an assignment of the rights or obligations provided in Section 2.2, Section 2.3, Section 2.4 and Section 2.5 of this Agreement shall not be unreasonably withheld, conditioned or delayed. Any attempted assignment in violation of this Agreement shall be void ab initio. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior understandings, whether written or oral, between the Company and the Investors with respect to the contents hereof. This Agreement may not be amended or modified, in whole or in part, except by a written instrument executed by the Company and the Investor Representative expressly so amending, or modifying this Agreement or any part hereof. Any agreement on the part of any party hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party hereto. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 6.6 Specific Performance. Each party hereto agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and monetary damages, even if available, would not be an adequate remedy. It is accordingly agreed that each party hereto shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach and without the necessity to post any bond or other security in connection with any such order or injunction, this being in addition to any other remedy to which any party hereto is entitled to at law or in equity.

Section 6.7 Non-Recourse. Each party hereto agrees that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties hereto, and no claims of any nature whatsoever arising under or relating to this Agreement shall be asserted against any individual, entity or other person other than the parties hereto, and no individual, entity or other person that is not a party hereto shall have any liability arising out of or relating to this Agreement.

Section 6.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other individual, entity or other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that (a) the Investor Representative may assert and enforce any rights conferred by this Agreement upon the Stellex Holder (or its successors and permitted assigns) on its behalf, (b) each Investor Director shall be an express third-party beneficiary of Section 2.5 of this Agreement, (c) each of Stellex III and Stellex III-A shall be an express third-party beneficiary of Section 2.2 of this Agreement and (d) any individual, entity or other person other than the parties hereto shall be an express third-party beneficiary of Section 6.7.

Section 6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by e-mail or other electronic transmission (including “.pdf” or “.tif” format) shall be as effective as delivery of an original executed counterpart of this Agreement.

Section 6.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 6.11 Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

TEAM, INC.

/s/ James C. Webster
Name:	James C. Webster
Title:	Executive Vice President, Chief Legal Officer and Secretary

[Signature Page – Shareholders Agreement]

STELLEX CAPITAL MANAGEMENT LLC

/s/ Olivia Zhao
Name:	Olivia Zhao
Title:	Principal

INSPECTIONTECH HOLDINGS LP

/s/ Olivia Zhao
Name:	Olivia Zhao
Title:	Principal

[Signature Page – Shareholders Agreement]